Ralph W. Bradshaw
One West Pack Square, Suite 1650
Asheville, NC 28801
Phone (828) 210-8184    FAX (828) 210-8183

May 2, 2003

Dear Fellow Shareholder of The SMALLCap Fund, Inc.,

The Fund shows an on-going willingness to distort the facts in hopes of avoiding accountability for their actions and performance. Still, the Fund cannot escape the most important FACT of all, taken precisely from the Fund's very own Annual Reports.

*** The Fund's biggest problem is HORRIBLE PERFORMANCE.

The equity boom of the 90's was great for small caps but, in the past 12 years, the Fund's performance trailed its benchmark by 90%, while paying $11.8 million in advisory fees. The following table clearly shows that the Fund under-performed its benchmark for EVERY SINGLE PERIOD DEPICTED. Our Board's current majority says "we remain comfortable with our decision to stay true to our course". Is this really the course stockholders want to continue following?
My Director candidates would help address this problem quickly.

SMALLCap PERFORMANCE COMPARISON
(All Periods from 1 to 12 years ending 12/31/2002)

Period     Benchmark     SMALLCap     SMALLCap       SMALLCap
Ending    Smallcap S&P600  NAV       Advisory Fees   Avg. Net Assets
12/31/2002 Total Return  Total Return  (Millions)    (Millions)


1 yr.       -15%          -21%           $1.1         $109.8

2 yr.       -9%           -29%           $2.4         $121.7

3 yr.       +2%           -21%           $4.0         $134.0

4 yr.       +14%           +8%           $5.2         $130.2

5 yr.       +13%          +11%           $6.3         $126.5

6 yr.       +42%          +28%           $7.5         $124.9

7 yr.       +72%          +53%           $8.5         $121.5

8 yr.      +123%         +120%           $9.2         $115.6

9 yr.      +113%         +112%           $9.9         $110.1

10 yr.     +153%         +131%           $10.6        $106.0

11 yr.     +206%         +140%           $11.2        $102.2

12 yr.     +354%         +264%           $11.8         $98.6

Unfortunately, this dismal performance has continued into 2003. According to well-known closed-end fund experts Thomas J. Herzfeld Advisors, the Fund's 1st quarter 2003 NAV performance of -11.7% ranked it number 44 out of 45 total funds in its category, next to dead-last!
(over)

*** The Fund refused immediate Board action to offer NAV.

At a recent Board meeting, I moved to have the Fund immediately announce a tender offer to all shareholders for full NAV. Those controlling the Board chose instead to schedule another meeting to analyze and evaluate. Electing my director candidates will create a Board majority that really will make delivering NAV to stockholders an immediate priority, rather than just talking about it.

*** The Fund first ridiculed my proposal and then copied it exactly!

At first, the Fund denounced my "so-called Shareholder Value Proposal" as "a gimmick". After mounting stockholder pressure, they reversed themselves and included my identical proposal in their revised proxy. Do you believe they will follow through when they disclose that approval of the proposal by stockholders "would not bind the Board to take any particular action"? Their actions lead me to believe that the current Board majority may continue to avoid delivering NAV, regardless of a stockholder vote.

*** The Fund prefers to try to fool you, rather than just tell you the whole truth.

The Fund believes it can fool you by only telling you I voted against last year's merger proposal at the Board level. They do not tell you that I in fact worked diligently for an even better proposal from the Board, but was blocked in my attempts. In my proxy, I recommended in favor of the merger proposal and gathered a large number of votes in support of it. This year, the Fund was well aware of my Shareholder Value Proposal before the proxy was even printed, but ignored it. The Fund will continue to spend a huge amount of stockholder money on mailing after mailing, and "hired gun" solicitors paid to annoy you with phone calls, all in an attempt to fool you into voting against your best interests. Please do not let them!

VOTE THE GREEN PROXY TO CREATE A BOARD MAJORITY WHO WILL:

>> LISTEN TO DEMANDS FOR NAV AND THEN REALLY ACT

>> ADDRESS THE PERSISTENT PERFORMANCE PROBLEM IMMEDIATELY

Former U.S. Attorney General Edwin Meese and Thomas Lenagh are men of vast experience and impeccable character. Both have years of service with closed-end funds and their background goes far beyond their involvement with me. Contrast this with the Fund's nominees. One, a business associate of the defeated former chairman, was appointed as part of the Board packing last year. He had no prior closed-end fund experience and was never supported by stockholder vote. The other is the portfolio manager responsible for the Fund's miserable performance.

If you have returned the WHITE proxy card sent to you by the Fund, please revoke that proxy and vote for these nominees and the proposal by marking, signing, dating, and mailing a later dated GREEN proxy card.

Once you have returned a later dated GREEN proxy card, there is no need to vote further or respond to the Fund's phone solicitors. Remember, the Fund's numerous mailings and solicitors are paid for with your money.

Thank you for taking the time to help decide the future of your investment in our Fund. If I may answer any questions or provide additional information, please do not hesitate to call me at (828) 210-8184.

Sincerely,


Ralph W. Bradshaw